Exhibit 99.2

Call Participants
 EXECUTIVES

Jared R. Rowe
CEO, President & Director

Joseph Patrick Hannan
Executive VP & CFO

ANALYSTS

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

James Philip Geygan
Global Value Investment Corp

Lee T. Krowl
B. Riley FBR, Inc., Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

Presentation

Operator

Good morning, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the fourth quarter and full year ended December 31, 2019. Joining us today are AutoWeb's CEO, Jared Rowe; the company's CFO, J.P. Hannan; and the company's outside Investor Relations adviser, Sean Mansouri, with Gateway Investor Relations. Following their remarks, we will open the lines for your questions. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Group, Inc.

Thank you. Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-K for the year ended December 31, 2019, as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is included in today's press release, which is posted on the company's website. And with that, I'll turn the call over to Jared.

Jared R. Rowe
CEO, President & Director

Thanks, Sean, and good morning, everybody. We want to start the call today by just acknowledging that we're clearly operating at a period of uncertainty as it relates to COVID-19. I know you have a lot of questions related to the future, and we're going to do our best to answer them. Our thoughts are with everybody that's affected by the virus, and the top priority has been really ensuring the health and safety of our employees and really the continuity of operations for our dealers and OEM customers.

So I'll start out by providing a brief overview of our results for the fourth quarter. And the progress that we made to close out the year. However, given the circumstances surrounding the pandemic, I'll dedicate most of our time on the current state of the business and what we're doing in response to COVID-19.

So quickly on the fourth quarter, we continue to drive towards profitability, focusing much of our strategy on the same key initiatives we laid out through 2019. These initiatives include improving our traffic acquisition and conversion, establishing the right mix of leads and clicks sold to the right mix of clients. We've talked a lot about that. And being as efficient as we can with our resources at the operating level. We've done a much better job of monetizing the traffic we generate. And we're going to continue to focus on selling more valuable leads and clicks to retail dealers and to better position ourselves as a strategic partner and not just a transactional seller of products.

At the operating level, we maintained our focus on running a lean, efficient organization, and we've continued to make improvements to our fixed cost structure. This included a reduction of some expensive roles in the team that were not generating the level of improvements and delivering the value that we needed. So we went ahead and made some changes there. Our focus on operational and organizational efficiency remains intact and is driving our current response to COVID-19. And I'm really proud of the work that the team is doing to make this transition and not lose a lot of productivity during this volatile period. I'll have Lori discuss on these topics later on the call. But before commenting further, I'd like to turn it over to J.P. to walk through the highlights of Q4 and full year results. J.P.?

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Joseph Patrick Hannan
Executive VP & CFO

Thanks, Jared, and good morning, everyone. So as we mentioned on the last call, we're going to continue to refine our approach on these calls to focus the commentary more on key themes around the quarter and year, rather than reviewing every line item that you could find in our press release and our filings.

So with that, the total revenue in the quarter came in at $26.7 million. So that's down about $2 million from last quarter and $6 million from the year-ago quarter. Our advertising revenues increased to $5.1 million, that's up a few points from last quarter and slightly down from the year-ago quarter. The expected decline in total revenue stems from a lower volume in our sales channel mix. So we're continuing to focus on selling more value to the retail dealers as opposed to selling volume to the OEMs this is further reflected at the gross profit line as our gross profit was nearly flat compared to last quarter and that's despite a $2 million reduction in overall revenue. That's a similar situation in our clicks business. So while click traffic was down 1 million to 2 million visits sequentially and year-over-year, we generated about the same level of click volume in Q4 and we also posted our highest revenue per click we got all year.

Our fourth quarter gross profit came in at $5.5 million, which, as I mentioned, is relatively flat from last quarter and from the year-ago quarter. Fourth quarter gross margin was 20.7%, which is also flat from last quarter, but up 320 basis points from our pro forma Q4 2018 number. That year-over-year gross margin improvement was driven by a much more efficient traffic acquisition and higher-margin product and channel mix.

Our net loss in the fourth quarter of 2019 was $3.2 million or a loss of $0.24 per share. And that compares to a loss of $1.7 million or $0.13 per share in Q3 2019 and a net loss of $5.3 million or a loss of $0.41 per share in Q4 of 2018.

Our adjusted EBITDA for the fourth quarter was a loss of $800,000, which is down just under $2 million from last quarter, but up more than $2 million from the year-ago quarter. Our net cash used in operations in the fourth quarter was $9.4 million, up from $6.8 million last quarter and $2.9 million in the fourth quarter last year. And now at December 31, 2019, our cash, cash equivalents and restricted cash stood at $5.9 million, and that compared to $6.1 million in September 30, 2019, and $13.6 million at the end of last year. This decrease from the end of 2018 was driven by our operating losses and the funding of our capital expenditures.

Now as of December 31, 2019, we had an outstanding balance of $3.7 million on our $25 million revolving credit facility we had with PNC Bank. Now earlier this week, we paid off that outstanding balance on the former credit facility and we signed a new $20 million revolving credit facility with CIT Northbridge Capital. This is going to offer us much more flexibility as we continue finishing our turnaround work at AutoWeb since this facility has no ongoing financial maintenance covenants.

Now quickly running through the full year results. In 2019, total revenue was approximately $114 million, and that's down about $12 million from last year. Our advertising revenue is at $23.2 million, and that's down about $5 million compared to 2018. Total operating expenses in 2019 was $37.9 million, and that's down about $16 million from last year. As a reminder, our 2018 expenses did include a goodwill impairment charge and a onetime long-lived asset impairment charge, which totaled $7.1 million. Our net loss in 2019 was $15.2 million or $1.17 loss per share, and that compares to a net loss of $38.8 million or a loss of $3.04 per share last year. Adjusted EBITDA full year 2019 was $5.1 million, compared to $7 million -- or excuse me, a loss of $5.1 million, compared to a loss of $7 million in 2018.

And now on to our operational metrics. The full year tells the same story as the fourth quarter. To simply put, we're being much more effective with what we have. Our lead traffic was down by about 8 million visits to 134 million. The lead volume was only down by 100,000 leads to 7.4 million. Our own site's click traffic was down by 5 million visits to 54.3 million, while our own site's click volume actually increased by approximately 0.5 million clicks.

Now at the dealership level, our retail dealer count was down by about 400 dealers to 2,200 dealers compared to the end of 2018. Lead capacity was also down. But as we've mentioned in the past, our capacity doesn't necessarily have to increase as long as we are delivering a higher percentage of our customers' requested lead orders. So with that, that concludes my prepared remarks, and I'll now call -- turn the call back to Jared.

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Jared R. Rowe
CEO, President & Director

Thanks, J.P. So as I mentioned earlier, we're developing an action plan to address our operations, business continuity, client communication and technology infrastructure as we adapt to our new environment. I want to take some time to review that plan at a high level and discuss what we're focused on in 2020, and then we'll go right into questions.

So in terms of our operations, we are more vigilant than ever about maintaining a lean efficient organization. We'd already taken considerable cost out of the business prior to the COVID-19 pandemic, but we continue to target reductions in personnel-related expenses, marketing expenses, and then any other various -- other miscellaneous operating expense categories that we can become more efficient and become more efficient with. We will continue to focus on driving these personnel-related productivity and efficiency improvements as needed as we work through the current market environment and plan to more fully leverage the dollars that we're spending against our people across the business.

A couple of quick just notes on that is when you look at our headcount year-over-year, it's been reduced by about 15%. That translated to about a 25% reduction in people costs. And one thing to remember, too, is as we've made this transition together with the team, we also have added a lot of new team members, roughly 43% of the current team has been hired by the new management team over the last 2 years. So we've had significant, significant, significant improvements in this area of the business over the last 1.5 years, and I'm really proud of the work that the team has done to really manage this kind of potential disruption in the business, but ultimately, this sort of transition that we've made.

Now for marketing expenses, we're actively dialing back our search spend and being more selective in bids. While this will result in lower revenue, we expect it to improve our gross margins.

And please remember that when we talk about lead volume, we're focused on delivering quality lead volume, which is really defined by our clients' ability to contact these consumers and sell them a car. We need to really closely monitor our lead quality over the next few weeks and months because it's likely going to buck the historical buying patterns that we've used to help shape our SEM spend over the years. We've pulled back on the spend. Just anecdotally, we pulled back on the spend fairly considerably over the last several weeks, as you can imagine, trying to adjust to the new reality of the stay-at-home orders and some of the retail stoppages that have been announced at the state and county and local levels. And what's been interesting is to see what's going on with the margin characteristic and also what's going on with the volume because as we pulled back, volume hasn't necessarily come back as much as we've been expecting, and it hasn't been reduced as much as we'd expect. Simply because the demand is so much lower with the auction. So we're going to have to really closely monitor this and really try to align our SEM spend with the new reality of the needs of our clients, also with the new shopping patterns of consumers.

So quickly touching on our teams and technology infrastructure amid the COVID-19 pandemic. We've always had a bit of a remote workforce and cross-functional teams across the U.S. and in Guatemala. So we have plenty of existing tools and processes in place to support an even more decentralized model because we've had our full team working from home for over a week now. However, this does represent a bit of a change in how we manage the day-to-day operations at some of the most critical teams since they have historically been clustered together and have been highly collaborative. So we're going to continue to closely monitor productivity and evolve our approach, if necessary, to ensure that we continue to efficiently manage this business. But I'm pretty pleased with how things have gone over the last 1.5 weeks and how we've been able to transition the team to a complete work-from-home environment.

Now in an effort to further support our customers and provide them with flexibility during this challenging time, we are offering retail dealers, voluntary suspension of their contracts. So as dealers close or they dramatically reduce their staff, we're working with them to ensure that their media packages are aligned with their current business and operations and needs.

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Anecdotally, we've got over $450,000 in this current category of suspended status, and we expect that to impact next month. We also expect that to grow a bit as the market conditions change. Now the reason that I mentioned that is because these are retail dealers and also some of our strategic accounts, so the impact will have a disproportionate -- will have a disproportionate impact on the margin of the business for the next month or 2.

But we're prepared to refine our approach where necessary as the market conditions evolve. But we're really still actively working towards the organizational goals that drove our business throughout 2019. And we still have work to do to achieve those goals and complete the turnaround of AutoWeb. So while this is another headwind, we do feel good about the work that we've done, and we feel good about continuing on the path that we put in place a year, 1.5 years ago.

But first, we must improve both our product and sales channel mix. From a product perspective, that means focusing on mobile optimization of both lead and click products and evolving our consumer engagement approach to be far more content-rich and fulfilling from a consumer perspective.

Now we made considerable improvements to the quality of our products in 2019, but our work isn't done. We talked a lot last year about mobile enabling our products, and we did, and we did a good job there. Now it's time to mobile-optimize our products. And that's a good bit of focus for 2020.

From a sales channel perspective, improvement means selling more leads to retail dealers and more clicks to endemic and near endemic advertisers. Now as I've mentioned, this will be accomplished by positioning AutoWeb as a strategic partner to our customers and not just a vendor selling a transaction. As our sales channel mix improves, we expect our gross margin to improve in lockstep. Again, we've made good progress here. We haven't gotten all the way, we haven't achieved everything we wanted to. But we have made good progress in cross-selling clicks with leads and improving our attach rate. And we're finally at full strength from a retail sales perspective as well. It's been a long time since we've done at full strength.

So we've got some work to do there, but I feel good about the changes that we've made, how we've top-graded the talent and some of the selling motion changes that are in place. It's going to pay dividends over the medium to long term, but we still have work to do.

Second, we must continue to effectively manage our resources, as we have throughout 2019. That means continuing to focus on traffic acquisition, spending conversion, while continuing to run lean and efficient at the operating level, all of which is even more imperative in this current environment. So by accomplishing these initiatives, we believe we can complete our turnaround. I can't stress this enough, we are incredibly focused on turning profitable and we will not simply produce revenue for the sake of revenue without proper margin. This goal is being made far more difficult due to the current COVID-19 challenges, but that does not change our resolve, it just alters the time line a little bit.

So as J.P. mentioned earlier, we established a new $20 million secured revolving credit facility with CIT Northbridge Credit, which is going to provide us with the flexibility we need during this challenging time. We're very appreciative of the support we received from our banking partners in PNC, they've been a great partner. And we really look forward to building this new relationship with CIT as we finish executing our turnaround.

Now from an industry perspective, we're monitoring the situation and its impacts on OEMs and dealers in real time. Dealers were already struggling with profitability in the new car sales and had decade-low margin before COVID-19 and the recent events are expected to amplify those struggles.

The ability for consumers to purchase cars today seems to vary state-by-state and at the local level, as some of the regulating authorities had designated dealerships as an essential service from a sales perspective, whereas some are not, and some are just keeping it very vague. We're going to continue to alter our go-to-market approach to support our clients in a manner that is in keeping with federal, state, local and individual dealer standards. But again, what I will tell you is this is a moving target. Things have changed considerably just over the last few days. We're monitoring the situation right now. There's about 20 states that have a stay-at-home or retail restriction of some kind. Six of those states have said that sales is essential. One of the states came out and said that they don't believe it is or at least one of the dealer-advocate groups said that they don't believe it is or that the dealer needs to be careful. The rest have stayed a bit vague on it. So this is a dealer-by-dealer, location-by-location environment, and we're working with our clients to really help them manage their businesses through this time.

Nevertheless, we do expect the business to return and we do expect that demand for our products will return as conditions normalize. And we're positioning ourselves to help dealers get market car buyers through their front door when the time comes.

As I've stated many times on prior calls, one of the things that we really like about this business is that we're pay-for-performance. Our value is aligned very closely with the client value. You don't pay for our products if they don't work for you, essentially. We're really held to a standard of performance with our clients that some of our -- some of the other marketing providers and automotive aren't. And while some folks may view that as a challenge, I view that very much as an opportunity. I also think it's going to really help us as the market starts to come back because, ultimately, the dealers are going to be looking for the types of solutions that we provide, which is high-quality sales opportunities that are really personal in nature, right? We put names in CRM systems. We provide dealers with real purchase intent, which is quantifiable, measurable and they can hold us to an ROI standard. So I actually think that's going to help us as the market starts to normalize and come back.

So in summary, we're positioning ourselves to help dealers and OEMs navigate the current environment, and we are continuing to make key improvements to product quality, traffic acquisition and conversion, all while maintaining a very lean and efficient operating base. We will also continue to optimize our product mix of leads and clicks, along with our sales channel mix of OEMs and retail dealers with a strong emphasis on profitability as opposed to revenue growth.

Last, I really want to reiterate my gratitude to our team's dedication and response to the challenges presented by COVID-19 and by their commitment to the work that lies ahead. I also just want to provide -- I just want to say how thankful I am to the clients that we are working with. They're facing some challenges of their own, and we're doing the best to support them in the way that they need.

So with that, we're going to open it up for questions, and we'll do the best we can to answer anything you have for us.

Question and Answer

Operator

[Operator Instructions] Our first question comes from Lee Krowl with B. Riley FBR.

Lee T. Krowl
B. Riley FBR, Inc., Research Division

Great. I just wanted to start off first on dealer count. I noticed it was down in the quarter, and what I was just trying to figure out is, is that a function of kind of the optimization around retail mix, OEM versus retail dealers?

Jared R. Rowe
CEO, President & Director

Lee, thanks for the question. Now it is more of a function of timing. We normally see a decline in dealer count. We see an increase at the end of the year when dealers start to take a look at their marketing budgets. And our product is one that dealer can cancel and come back on with very little friction. So we see dealer count decline, and then we see some of those clients come back throughout the year.

Really, when we look at the dealer count, quite frankly, we just need to continue to chop wood on improving our selling motion and our go-to-market approach. We've talked about this in the past, and it's true today. We've got to get better at presenting our value proposition to the dealers because our value proposition is real, it's measurable. We just haven't always done the best job of presenting it.

A good example is the click attach rate, which is something we've started talking about. Our click attach rate was a little over 8% a couple of quarters ago, and it's over 15% now. And we didn't do anything other than really start to present that product in a different way. It wasn't like the product changed. We've made some underlying product improvements, don't get me wrong. But from a dealer's perspective, that wasn't why we weren't getting the traction that we wanted.

So a lot of this has to do with top-grading the talent. A lot of it has to do with improving the selling motion. A lot of it has to do with the structural work that we've been up to. And that's one of the things that we didn't make as much progress on in 2019 as I had hoped. We had a lot of churn on the retail side of the business from a team member perspective. We had a couple of starts and stops with building the team in Tampa. But I feel good about where we're at right now. I think we've got a good solid foundation to build upon. But it really has more to do with how we present our products and how we go after the market and -- than it does, I think. Anything else, Lee?

Lee T. Krowl
B. Riley FBR, Inc., Research Division

Got it. And then just thinking about gross margin, you've made some progress on a year-over-year basis. With the first quarter essentially complete, can you maybe just talk about maybe the progress you guys have made on gross margin ahead of the slowdown? And then, I guess, is the expectation that it declines in first and second quarter and then perhaps when volumes come back, you're at kind of a reset higher level? Is that the right way to think about it? And maybe just kind of talk about the trend to date.

Jared R. Rowe
CEO, President & Director

Yes, okay, I'll just talk a little bit very, very briefly on some of the business impact that we've seen and then I'll let J.P. pick it up and finish it out. I mean, we had the malware incident in January, which didn't help from a margin perspective. We've overcome that and we're back up and running. And then with the COVID issue that we're seeing, that is going to have an impact because of how it's going to change some of the revenue mix that we have. But we continue to make progress. We continue to get more efficient on the operating line. Like I said, we have taken some costs out. And we continue to get more efficient with our search spend. We've had some fitting starts there, but I feel good about the trajectory, overall, that we're on there. And the mix needs to continue to be optimized. But J.P., I mean, what did I miss there?

Joseph Patrick Hannan
Executive VP & CFO

Yes. And if you remember a year ago, we told everybody that it was going to be a little choppy. It wouldn't be a straight line, but we felt that we could get margins back to 30%. It wasn't going to be immediately, but over time, we get there. And so we started to have higher numbers. We'd have a few in the high teens and a couple in the 20s. The last 6 months of last year, we had 6 straight months of 20% plus gross margin, so that's great. We had a couple of those that got up into the 23%, 24% range. I think Q1 is going to be about what you saw in Q4, and then we'll start to build again and hopefully start to see consistent production in that mid-20s with a few into the high 20s and 30% range. And then hopefully, next year, we can get this back solidly at 30%.

Lee T. Krowl
B. Riley FBR, Inc., Research Division

Got it. And then just last question for me. And obviously, it's fairly dynamic times. But some of the other auto agent companies have signaled kind of a 1-month impact, others a 3-month impact. As it relates to your suspended accounts and maybe just kind of a base case for now. Is it kind of the expectation that this is kind of a 1-month suspension? Or is there an expectation that it could be longer than that?

Jared R. Rowe
CEO, President & Director

Yes, that's an interesting question, Lee. And I'm expecting it to be longer than 1 month. But I expect it to transition several times, and I'll give you a couple of examples. So when the stay at home and the retail restrictions were put in place, some states reacted and some local governments reacted very strongly for retail dealers. And so we had dealers starting to shut down in certain states.

Over the last couple of days, we've actually gotten notices that dealers are opening back up. Maryland is an example. Delaware is an example. New York is an example. They're starting to open back up. And so I think we're going to see some fits and starts here. I do expect the impact to be prolonged. I will also tell you that the bulk of that number that I shared with you earlier in terms of the impact, that's not OEM, that's strategics and that's retail.

We haven't seen much of an impact on the OEM side, but I do expect to see that as well. It's one of the reasons why we're pulling back our marketing spend a bit because we're getting out in front of it. Because as you know, it's not as easy as flipping a switch on this SEM spend if we want to retain any level of efficiency.

So I expect it to be more than a 1-month impact. I expect it to grow, and I also expect it to contract in certain ways. But I do expect it to grow before we get a meaningful material kind of pullback.

But I hope that answered your question. I wish I could be more specific with you. Again, it's fascinating because the way the states are handling it, and I think you -- I'm sure you know, I mean, that we've also got the -- all of the folks who support the OEM or support the dealer business lobbying very heavily to get retail sales into a central status. Again, in a lot of states, service is specifically called out, sales isn't, and now they're clarifying. So it's going to be a dynamic situation. Don't exactly know, but I do expect it to be more than a 1-month impact, and I do expect it to grow before it really materially declined. Is that useful? And if not, and J.P., please dive into -- because we want to give you the best information we can. I just -- we're dealing this with an hour-by-hour, day-by-day basis.

Joseph Patrick Hannan
Executive VP & CFO

I mean, the only thing I would add to that is just keep in mind that 20% margins, I mean, the overall total revenue loss is not as impactful because we're only dropping $0.20 to the bottom line.

Operator

Our next question comes from Gary Prestopino with Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Just a quick question here. In terms of -- well, a couple of questions, really. In terms of the performance in the quarter, was the top line up to your expectations? Or did it come in lighter than you had expected it was going to?

Jared R. Rowe
CEO, President & Director

It came in lighter than we wanted to, than I was expecting. It did. It -- again, we haven't made the progress on the revenue side and the revenue growth side that we expected last year. This year, we're going to have to have -- we're going to have to get more performance out of that. And a lot of our focus is going to be on that. But yes, Gary, it came in lighter than I had hoped.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And it looks like here, based on your income statement, 12 months, it looks like you took out just raw costs here. It looks like there's a $9 million decrease back of the envelope on your costs, ex the goodwill impairment and long-lived assets. And then, to me, it looks like, in order to really breakeven off this cost structure, you've got to generate between $128 million and $129 million of sales based on these numbers here. So I know you've done a great job of taking costs out with probably a lot of low-hanging fruit. But what else can you do in terms of your manageable costs, particularly given the situation that you're probably going to be in here for the next 3 to 6 months?

Jared R. Rowe
CEO, President & Director

So we did take another close to $1 million run rate of cost out in Q1, early Q1 -- late Q4, early Q1. So we continue to turn that screw, Gary, and we continue to find areas of opportunity.

We think we can get more efficiency there. But again, at the end of the day, what we have to do is we have to get our marketing spend more efficient. That's part of it. And we have to get the retail side growing again. The retail side with the margin characteristic is critical to this business because, as we've talked about, the OEM side of the business is -- produces volume, but it's not really all that margin positive.

And so we're attacking this from multiple fronts. One, is on the sales side, we've talked about that earlier. Two, is on the cost side, we're going to continue to turn that screw. We're going to continue to find operational efficiencies and extract more productivity. I don't think we're done there.

And then on the product side, it's something we haven't talked a bunch about. We're making a bunch of small changes that are actually having impact. Now we're going to have to continue to stack some of those up, but we feel good about the trajectory we're on. An example would be we've added a new ad unit to the Thank You page that's actually it's -- we're monetizing it through the click distribution channel. The click-through rate is north of 60%, right?

That's good, positive progress. That's a few thousand dollars a day of high-margin new revenue that we're folding into the mix. And what we're giving up is we're giving up a secondary lead revenue, which is lower quality and lower margins. So we'll do that all day along.

We're improving some of our funnel conversion metrics with some of the changes that we're rolling out as well. So it's going to be a mix of those things that get us home, Gary. J.P., do you have anything to add? Or did I miss anything there?

Joseph Patrick Hannan
Executive VP & CFO

No. I would just expand on what you said about we -- a lot of those cost initiatives last year were midyear and some even later in the year. And then at the very end of the year, we took out more. So we're going to -- we still have yet to see the full annual benefit of those decisions. So I think if we do -- if we do nothing else, we will see overall expenses for calendar year 2020 down by about $4 million from 2019.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. $4 million. Okay, great. And then in terms of, if you could even talk about this, in terms of lead traffic, lead volume, click traffic, click volumes, how much did you guys start seeing a step down in the last 2 weeks of March versus the first 2 weeks of March? And like I said, if you can't really talk about it, that's fine because I understand where -- you haven't reported Q1 yet, but just try to get an idea of the magnitude of what's going on here.

Jared R. Rowe
CEO, President & Director

It's what you see overall. What we're seeing is very similar to what the rest of the market is seeing. And so what's been interesting, Gary, is we saw it come down and then we're seeing traffic come back up. And so, call it, 20% to 30% off in terms of traffic. But traffic itself isn't a great -- isn't a great signal of what's going on because a couple of things.

One, is the auctions are getting easier to win because folks are pulling spend out. We're not competing with as many people in the auction. So our spend is actually getting more efficient. Our cost per lead is actually at a rate that we would love to see it at, overall. And so we're seeing some good improvements there. It just won't be sustainable over the long term without some other changes. We're just seeing it right now because of the market dynamic.

The other thing that I'm a little worried about, quite frankly, and we're trying to get our hands around, is while traffic has started to come up as people are at home and they're submitting leads, it doesn't mean they're going to be buying cars at the same rate. And so the one thing I'm worried about is kind of the underlying demand that really sits there. I mean, J.D. Power is -- they announced yesterday or the day before, they think March sales are going to be down 45% year-over-year. They think April is going to be down, I want to say 78% year-over-year, and May down 75% year-over-year.

So while we're generating leads and we're generating the same -- what looks like the same quality of lead, if consumers are going to buy in a different way, if they're going to elongate the buying cycle, which likely they're going to, now don't get me wrong, the OEMs are doing everything they can to keep people in market. When you look at the incentives that are out there right now, it's a great time to buy if you're thinking about buying, right? 0% for 84 months at GM, Ford's got that 6-month deferral program, Hyundai is back with their assurance program. Nissan got 0 for 60 months. They're all in and they're all really pushing hard to stimulate that demand.

But again, we're generating leads. Our traffic is down, our efficiency is up. What I'm really worried about is kind of that underlying demand there because that will swing back on us in the form of credit because we are ROI-based, which means we sell dealers leads, and they expect to sell cars within a 30-day period.

So I don't know if I'm doing a good job answering your question, Gary, but these are all the things that we're wrestling with right now. We're trying to dial back our spend. We're trying to harvest as much margin as possible right now because, again, there's less competition in the auction. And at the same time, we're really trying to keep an eye on that quality, which is a bit of a moving target because between stay-at-home orders, the OEM incentives and consumer confidence and how consumers are feeling about making some of these considered purchases, these luxury item purchases right now, that is just -- we're trying to triangulate our way through that, and we're watching the close rates on a weekly basis. But again, we're going to have to really keep a close, close eye on that because even if we generate leads and we generate the revenue right now, I am concerned that the lead quality may be eroding underneath it. We don't see it just yet, simply because of these other factors that I mentioned.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And then lastly, it looks like you got a lot of money tied up in receivables and, obviously, that's -- until those become monetized, that's a big use of cash. But in general, how much cash do you need to run this business on a monthly basis or an annual basis?

Joseph Patrick Hannan
Executive VP & CFO

Well, our receivables are the basis for the credit line that we just put in place. So we draw off of the balances that we have there. So we've got now this new $20 million line. We will -- under this line, we have a minimum draw of $10 million that we have to meet, so we will have $10 million on hand going into next quarter.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And that should be sufficient for you? It should be, right?

Joseph Patrick Hannan
Executive VP & CFO

I believe so, yes.

Operator

Our next question comes from Eric Martinuzzi with Lake Street.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Yes, I also wanted to focus on the new credit facility. The -- as those receivables get worked down, I'm just concerned about the ceiling sort of dropping to a level as -- that may not support the working capital needs of the business. I don't know if I'm framing the question right. But is there a risk that, that happens in the next 3 to 6 months?

Joseph Patrick Hannan
Executive VP & CFO

Yes. I mean, certainly, we -- the quality of the receivables matters. The age of the receivables matters and how much availability we'll have on the line. And then we were able to access 85% of that value to draw. So yes, I mean, we are very, very focused on those things. And if quality and aging started to decline then, we would have less availability. But I don't think we're going to need to draw more than this minimum draw that we have now this year. And I think we're in a very, very good spot.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

What about the ability -- have you seen any canary on a coal mine signals from, certainly not on the OEM side, but on the retail side of dealers saying that's an invoice I'm not going to pay.

Joseph Patrick Hannan
Executive VP & CFO

So our process may be a little different than others. I mean, we actually vet that before the invoices go out to the dealers. So we're able to reconcile with them quality errors, issues they may have before it even gets billed. So as a result, you see very little bad debt in this company.

Jared R. Rowe
CEO, President & Director

And, Eric, that's one of the reason why we're on the front side of this, too, with the suspense status and also modifying the size of the marketing spend that we have with our clients. We've been actively working with our clients to make certain that we're rightsizing their marketing spend for what's going on because dealers may not be shutting down their sales, but they may go to a skeleton crew. And if they go to a skeleton crew, they may not want 100 leads, they may want 50 leads. Because they want to keep people working, and they want to keep people flowing. But it means that we are managing that as well. So when we look at that suspend status and we think about some of the other adjustments we've made to the clients, we're also trying to get on the front side of this to help them rightsize their spend with us, so that -- which ultimately helps on the receivable sides as well because, again, they know what to expect and we've worked with them on it.

Joseph Patrick Hannan
Executive VP & CFO

And as Jared said, lead quality is important. We're trying to help these dealers sell cars. So we want to make sure that they are getting and being billed for exactly what they ordered and what helps them drive their business.

Jared R. Rowe
CEO, President & Director

One other thing I had to add to that, too, is we're shifting our mix a little bit in terms of what we're presenting as well from a sales perspective. Listen, a year ago, we would have had a really hard time doing it. But right now, so we're focused more on traffic sales, right, our click product, more on web leads plus more on Payment Pro. Some of these other products that with the downturn, we'll still deliver value as well.

So please understand, too, as we're making this transition and we're working with our clients, we aren't just continuing to push some of the other products that historically we pushed that may not be as valuable to certain dealers in a local market. And we're starting to move that, too.

So again, for what it's worth, the work we've done to create a better foundation from a selling perspective, allows us to get more precise with what we offer the client and change the mix a little bit to better align with the current market condition.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Okay. And my last question for you, Jared. You've been around the digital marketing for a long time and, specifically, auto-related digital marketing. Any lessons learned from your time, maybe going back to Cox Automotive with your time at Autotrader or Kelly Blue Book as far as muscling your way through a recession in the auto industry?

Jared R. Rowe
CEO, President & Director

Yes, yes, absolutely. I do think it's simple to stay aligned with your clients and really stay focused on what's going on. And ultimately, it's about rate volume with the clients. And so, to J.P.'s earlier point, that lead quality is super important. We've got to stay really, really focused on that.

And also, getting out in front of some of these trends with our SEM spend, our media spend, overall, because these things have a way of sneaking up on you. And we've got to get out in front of it and be proactive to really manage the business to really harvest as much margin and align the demand that we create with the demand that our clients actually want. And then again, it's just good business 101 is, listen, we've been sensing our belt for 1.5 years. And the good news on that is we know how to do it. And so this isn't a change for us. This is us just continuing to turn that screw and find more operational efficiencies and more productivity. And we think there's more to be had there.

But again, the good news, in my mind, for us, is that we've been doing it for a while, not all businesses are -- have that muscle as strong as we've got it because they haven't had to do it for a while. So I would just say that's another one, too, is we just got to keep being maniacally focused on operational efficiency and productivity.

I apologize for the background noises. These are the joys of working from home.

Operator

[Operator Instructions] Our next question comes from Ed Woo with Ascendiant Capital.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

My question is more on the supply chain. Are you seeing any disruptions with dealers being able to get cars? And do you think there's going to be any disruption with production?

Jared R. Rowe
CEO, President & Director

Yes, Ed, the good news, bad news story. So on the good news side, we entered into this with, call it, 69 days supply, right? So we got a lot of inventory going into this. And some of the manufacturers had more than others. And I think Ford entered with, I want to say about 95 days supply. FCA entered with like 75 days supply. GM entry is like 70 days supply. So we had a good bit of supply on ground.

Now we all know that the UAW and the manufacturers, they did -- they did come to an agreement where they're going to start -- where they're already shutting the plants, right? And they have shut the plants. And they expect it to be rolling a couple of weeks, it's probably going to be longer than that, right? Probably going to be closer to, in my estimation, depending on the OEM, it's going to be anywhere from a couple of weeks to a month, 1.5 months, but they're going to see some production declines. But again, they entered into this with good robust day supply or ground stock.

Also, with the sales rates falling like we're expecting them to fall, I think we've got inventory for a while. I'm not overly concerned with ground stock on the new car side. Also, on the used car side, with the auction going more digital than they are physical, and I mean most physical auctions have been closed and so it's either digital or nothing, I don't see a struggle with supply unless this goes for a prolonged period of time. I think what we've got is we're going to be able to sell down the ground stock that we have as an industry. And hopefully, as demand starts to increase on the consumer side, they're going to be able to ramp the production back pretty quickly. Again, if this is only a month or 2 months, I think we're going to be okay. If it extends beyond that, it gets more disruptive or if they take production offline to do other things. It may become a challenge, but I don't foresee it in the next month to 2 months.

Operator

Our next question comes from JP Geygan with Global Value Investment Group.

James Philip Geygan
Global Value Investment Corp

You discussed how you -- your product provides an ROI, a measurable ROI for your customers. But can you put some more color around how you measure that and how that number is developed?

Jared R. Rowe
CEO, President & Director

Yes, sure, JP. Thanks for the question. So we triangulate the number. We triangulate it 1 of 3 ways. One is we get sales match data from a subset of our clients. So they actually send us their RDR data, their retail delivery report data. And so we calculated off of that for those clients.

Two, is we have a couple of outside sources that we generate close rate matches off of. It's registration data as well as RDR data that's aggregated by third-parties. We buy that and we match it that way. And so we look at that, that way.

We look at it -- I think you and I have talked about this in the past. We look at it on a rolling 90-day period and we also look at it on a 30-day period. Because, ultimately, our clients are looking at it on same-store close rate 30-day period, so that's number two.

And then number three is really the interactions we have with our clients. We do have a credit process, where if the client doesn't see value in the lead, maybe it doesn't meet all of the standards that we have collectively agreed to in terms of contact rate or quality, a dealer can ask for a credit, so we watch that. As well as just chatting with our dealers through this process and our customer support side to really understand the value of -- that we're delivering on an in-store bases. And I think we all know the good news, bad news, messaging on this one. The dealers aren't shy. And so they're very open with us around are we delivering value or are we not delivering value. So that's the way that we manage this. Again, number one, is we do get some sales match data from a subset of our clients; two, is we we've got outside sources that we use that we can match across all of our dealers; and then three, we watch terminations, credits and our interactions with our CSMs very closely to make certain that we understand the trends and dynamics that are going on because that is more of a leading indicator than some of the other ones that we have.

James Philip Geygan
Global Value Investment Corp

Can you either quantify that ROI or give us some color on how that's developed directionally over time?

Jared R. Rowe
CEO, President & Director

Yes, sure. I mean at the end of the day, it depends on the dealer's close rate, it depends on their process. And so we see anything from 2%, 3%, 4% close rate all the way up to a 12% close rate. And when you do the math on our leads and those different close rates based on the dealer's cost of acquisition and their overall cost to sell a car, we -- with a dealer who has relatively reasonable efficiency and productivity, we can easily beat what NADA considers to be the standard of the cost for new vehicles sold.

So we do want to be a high-quality, low-priced product, quite frankly. We're not afraid to be aggressive because we believe in our value. And so we do believe that we're very, very competitive in relation to other forms of digital media that you could substitute it out for because we are more measurable. And at the end of the day, the ROI for the average dealer is more productive with us than what you see with some of their other spend.

James Philip Geygan
Global Value Investment Corp

Great. Can you discuss your sales force, how that's developed since you arrived at the company? And what you still have to do in terms of developing your sales force?

Jared R. Rowe
CEO, President & Director

Yes, absolutely. So we've got 2 major sales teams, and I'll take them individually. One is the OEM and strategic side of the business is what we call it. So OEM is the top 150. And then the other is the retail group.

The retail group, we'll start there, was we had inside sales, we had outside sales, and we had hybrid sales. We also had inside support outside support and hybrid support. We really kind of transitioned to be more of an inside sales and support-based model. We still do have some folks in the field and they're great, and they do a good job for us. But kind of the dominant kind of approach has really evolved around being more inside sales and support focused.

Also, we didn't have a sales presence when I arrived in Tampa. We only had a sales team in California and then in the field. So what we've done over the last year is we've really built a sales team in Tampa, and then we've got the sales team in -- sales and support team in Tampa, I'm sure we've got the sales and support team in California as well. It allows us to chase the sun.

We also originally didn't have a clearly -- what I consider to be a really clearly defined market representation approach in terms of territory management. We've improved that over the last year, not all the way there, but we've improved it considerably.

We've also top-graded a lot of the talent. The team from a leadership perspective has transitioned extensively over the last, probably, 6 to 8 months. The other thing we've done is we've worked on incentive plan. The incentive plans really weren't focusing the team on a specific mix when we first started this journey. We're getting far better at being able to focus the team on the kind of mix that we're looking to drive as a business for our margin and also to the benefit of the dealers because we know it actually helps sustain their businesses better. So that's on the retail side. I know there's a lot there and I also didn't go into everything, but that's a good overview, I think.

Now on the OEM side and on the top 150 side, we didn't have a group that was specifically focused on the top 150, we do now. We've transitioned the talent there a couple of times as well. We've added more customer support there and we've got a new leader there as well.

On the OEM side, we've got a new leader there, too. We've also started to better articulate our Tier 1 versus tier 2 strategy, right? Tier 1 is the OEM, Tier 2 is the advertising groups that work with dealers and the OEMs.

So a lot of work has gone on there. The same thing on the OEM side is modifying the sales approach, modifying the incentive plans, doing a lot of that blocking and tackling that you need to do to have good hygiene around consistent sales.

So again, we're not all the way there, but I feel good about the work we've done. I feel good about the progress we're making. And listen, in a couple of these instances, we had to start over once or twice, and we did. And so we like the approach. We pushed forward. It didn't work out the way we expected it to. So we built a craft, we tore it down and we rebuilt it again. And you're going to see us continue to do that until we get it right. But I feel really good about what we're doing right now and I feel good about the trajectory we're on.

James Philip Geygan
Global Value Investment Corp

Okay. My final question is can you discuss changes in the consumer behavior that you're observing above and beyond what has caused you to really mobile-enable and optimize your platforms perhaps more of a long-term trend and how that affects AutoWeb?

Jared R. Rowe
CEO, President & Director

Yes, yes. Finding ways to engage consumers beyond just the 5-line lead form, and we'll start there, is important. So as we think about where we're going, and we've talked about this matchmaker concept in the past, it's really about matching buyers and sellers and dimensions and others and product price and geography. And so we've actually done some work there and we're going to have to continue to do the work because, ultimately, consumers have expectations that are beyond just I'm going to give you my information and then some dealers are going to get back to me with pricing. So that's one trend is consumers being able to kind of manipulate how they interact with the dealer is important. And that's one thing is how we fulfill that from a consumer experience perspective.

The second thing is folding in things like automated interaction between consumers and what appears to be a seller, to give them more information to improve the quality of the lead, that's going to become increasingly important. And we see some of that in other -- in this vertical category to a limited degree, with another vertical categories as well. Things like chat bots interacting with consumers right up into the point where the basic questions can't be answered. And at that point, you've increased the consumer's propensity to purchase and you can transition them more effectively to a client. So that, too, is something that's going to impact us over the medium to long term.

And then also just opening up other channels of communication. If you look at younger buyers, e-mail is not a dominant form of communication for them and other place -- and any place other than the workplace and even the workplace, that's starting to erode as well with all these Microsoft Teams and Slack and all these other things really replacing e-mail in a lot of ways. It looks more chat-based.

So interacting with our consumers and making those connections through SMS and some of these other things, other forms, is going to be important as well, and we're working on those and thinking about those things, too.

So I think those are some of the broader trends. Digital retailing really feeds into what I mentioned earlier about a more robust consumer experience where buyers and sellers are able to connect on dimensions other than product and price and geography. So all of that really goes into our thinking, and that's part of our product development and product road map that we've developed and that we're working on.

JP, I guess, one other thing I would say, and I apologize, I kind of get long winded with this. One other thing I would say is affordability. We serve a very specific consumer segment that's really focused on affordability. And so helping consumers make these decisions around affordability is going to be increasingly important as well.

The average new car price is over $35,000, almost $36,000, if not a little bit higher these days. I haven't looked at the number recently. And so even with interest rates being as low as they are, affordability is going to increasingly be something that we're going to have to help these consumers make good decisions on, again, because our consumers, when you look at the makeup on them, these are bread and butter auto buyers. This is Middle America. These are folks who really are focused on that $10, $15, $20, $25, $50 extra a month, and helping them in that area is going to be incredibly important. And I think it's something that's going to hit this industry over the next 12 to 18 months in a much more material way than it has in the previous 12 to 18 months.

Operator

This concludes the question-and-answer session. I'd like to turn the call back over to Mr. Rowe for closing remarks.

Jared R. Rowe
CEO, President & Director

Well, hey, I just want to say thank you to everybody. We really appreciate you joining the call. Look forward to speaking with you in the next earnings call. I know that's going to be coming up shortly.

And so thank you for everything. Also, I just want to thank the team. Our team has made this transition to the work-from-home environment in a pretty good manner. I've been pleased with the way the teams engaged. I've been pleased with the way the team has continued to soldier on and work through. These are times where you've got a lot of personal disruption. It's easy to get distracted by that, but I'm really proud of the work that our team has done to stay focused on, not just to personalize, but also stay focused on what we need to do to deliver value to our shareholders, deliver value to our clients, and really keep the promises that we're making in the marketplace.

So I just want to say thank you for all -- to all of you who joined the call. Really appreciate your support, appreciate everything that you've done for us over the last year and really just say thank you to the team for everything that they continue to do. And again, we look forward to chatting with you soon about the Q1 results.

Operator
Ladies and gentlemen, that concludes today's presentation. You may now disconnect, and have a wonderful day.